Exhibit 99.1

ONSITE DENTAL ACQUIRES DENTAL EXCELLENCE PARTNERS

Partners with Cano Health to Create One of Nation’s Leading Value-Based Dental Organizations

Aliso Viejo, CA - April 14, 2022 - Onsite Dental, a national leader in employer-based dental care backed by Norwest Venture Partners, has acquired Dental Excellence Partners, LLP, a leading national dental organization serving primarily Medicare and Medicaid patients. In addition to this acquisition, Onsite Dental has entered into a strategic partnership with Cano Health (NYSE: CANO), a leading value-based primary care provider and population health company with medical centers in six states.

With the acquisition of Dental Excellence Partners (DEP), Onsite Dental is now one of the country’s leading value-based dental organizations, with over one million eligible patients (850,000 eligible employees and dependents and over 250,000 capitated Medicare, Medicaid, and Affordable Care Act members) across 14 states, with a rapidly growing presence in new and existing states across the country.

“Onsite Dental’s ‘Healthy, Happy, Here’ mission provides the foundation for our unique value-based dental care delivery model for leading employers, unions, and universities across the country,'' said Ern Blackwelder, CEO of Onsite Dental. “We are thrilled to acquire DEP and partner with Cano Health to expand our offerings to senior communities and advance the integration of primary care and oral health.”

“We are excited about this combination of Onsite and DEP in the critical dental health space,” said Dr. Ryan Harris, General Partner at Norwest Venture Partners. “Our new partnership with Cano Health expands Onsite Dental’s leadership role as a national value-based dental provider, committed to delivering high-quality care to patients across the country.”

The partnership between Onsite Dental and Cano Health is a strategic collaboration to promote preventative, proactive dentistry and medical care. The majority of DEP’s state-of-the-art clinics are located within Cano Health’s primary care clinics, creating an integrated, collaborative approach to dental and medical care designed to improve both oral and overall health outcomes at lower cost with high patient satisfaction. Similarly, Onsite Dental’s existing practices are typically co-located with employer primary care clinics, enabling Onsite Dental patients to benefit from high-touch value-based care.

“Research supports a strong connection between poor oral health and increased risk for chronic illnesses,” said Dr. Stephanie Hernandez, CEO of DEP. “For 20 years, we have provided dental services that have made a tremendous difference to our patients and communities. I’m very proud to partner with Onsite to more rapidly expand our services nationwide.”

Dr. Marlow Hernandez, Chairman and CEO of Cano Health commented, “Accessible, high-quality dental care is an integral part of overall patient health and wellness. Our partnership with Onsite will build upon our personalized, tech-enabled patient care model, enhancing our ability to provide high quality care to our members. We are confident that our partnership with Onsite Dental will help us realize our vision to be the national leader in value-based healthcare.”

About Onsite Dental
Onsite Dental pioneered the concept of delivering in-network dental care at or near the workplace. The company enables affiliated dentists to care for patients at many of the largest and most admired companies, unions and universities across the United States. Onsite Dental’s delivery models are customized to meet each client’s needs, from traditional fixed-site practices to sophisticated mobile and pop-up practices. Onsite Dental’s patient experience and patient satisfaction scores have been a long time market differentiator, and their proprietary patient portal and analytics platform assure a convenient and personalized experience. The company is based in Aliso Viejo, California, and backed by Norwest Venture Partners (NPV). Learn more at Onsite Dental at onsitedental.com.

About Norwest Venture Partners
Norwest is a leading venture and growth equity investment firm managing more than $12.5 billion in capital. Since its inception, Norwest has invested in more than 650 companies and currently partners with more than 200 companies in its venture and growth equity portfolio. The firm invests in early to late-stage businesses across a wide range of sectors with a focus on healthcare, enterprise, and consumer. The Norwest team offers a deep network of connections, operating experience, and a wide range of impactful services to help CEOs and founders scale their businesses. Norwest has offices in Palo Alto and San Francisco, with subsidiaries in India and Israel. For more information, please visit nvp.com. Follow Norwest on Twitter @NorwestVP.

About Cano Health Cano Health (NYSE: CANO) is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care to more than 250,000 members. With its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves. Founded in 2009, Cano Health has more than 4,000 employees, and operates primary care medical centers and supports affiliated providers in eight states and Puerto Rico. For more information, visit canohealth.com or investors.canohealth.com.

About Dental Excellence Partners
Dental Excellence Partners, founded in 2001, is a pioneer in integrating oral health and primary care, with 24 dental clinics in Florida and Texas. Most of these locations are within Cano Health medical centers, and served more than 50,000 Cano Health patients in 2021. Dental Excellence specializes in improving overall health outcomes and lowering long-term costs through a focus on wellness and preventive care, and evidence-based, comprehensive dental treatment.
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Media Contacts:
Jess Geiger Marsh, Narrative for Onsite Dental
jessica.geiger@thenarrativegroup.com
(201) 207-3589

Georgi Pipkin, Cano Health
Georgi.Pipkin@canohealth.com
(786)206-3322